Exhibit 10.27

EXECUTION VERSION

SERVICES AGREEMENT

by and among

MHE ACQUISITION, LLC,

MHE US HOLDINGS, LLC,

MCGRAW-HILL SCHOOL EDUCATION HOLDINGS, LLC,

and

MCGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC

Dated as of March 22, 2013

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ARTICLE VIII INDEMNITY	14

8.01 Indemnity by Recipient	14
8.02 Procedure	14
8.03 Limitation on Indemnity	14

ARTICLE IX	14

9.01 Certain Intellectual Property Matters	14
9.02 Network Access and Security	15
9.03 Taxes	16

ARTICLE X DEFAULT	16

10.01 Definition	16
10.02 Provider Default	16
10.03 Recipient Default	16
10.04 Bankruptcy	17
10.05 Reorganization/Receiver	17
10.06 Delays and Omissions	18

ARTICLE XI TERMINATION	18

11.01 Terminating Events	18
11.02 Termination for Convenience	18
11.03 Effect of Termination	18
11.04 Transition Assistance	18

ARTICLE XII NOTICES	18

ARTICLE XIII DISPUTE RESOLUTION	19

13.01 Resolution Procedure	19
13.02 Exchange of Written Statements	19
13.03 Good Faith Negotiations	20
13.04 Determination of Steering Committee	20

ARTICLE XIV MISCELLANEOUS	20

14.01 Assignment	20
14.02 Construction	20
14.03 Confidentiality	20
14.04 Governing Law	21
14.05 Severability	21
14.06 Attorneys’ Fees	21

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14.07 Entire Agreement	22
14.08 Counterparts	22
14.09 Force Majeure	22
14.10 No Warranties	22
14.11 Headings	22
14.12 Waiver	22
14.13 Consent to Jurisdiction	23
14.14 Waiver of Jury Trial	23
14.15 Third Party Beneficiaries	23
14.16 Amendments	23
14.17 No Right of Set-Off	23

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SERVICES AGREEMENT

Services Agreement (the “Agreement”), dated as of March 22, 2013, by and among MHE Acquisition, LLC, a Delaware limited liability company (“MHE Acquisition”), MHE US Holdings, LLC, a Delaware limited liability company (“MHE US Holdings” and, together with MHE Acquisition, the “MHE Parents”), McGraw-Hill Global Education Holdings, LLC, a Delaware limited liability company (“HPI”) and McGraw-Hill School Education Holdings, LLC, a Delaware limited liability company (“SEG”) (each of HPI and SEG, a “Primary Party” and collectively the “Primary Parties”) (collectively, the “Parties”). Capitalized terms have the meanings set forth in Article I.

RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of November 25, 2012 (as amended from time to time, the “Purchase Agreement”), by and among The McGraw-Hill Companies, Inc. (“McGraw-Hill Parent”), McGraw-Hill Education LLC (n/k/a McGraw-Hill Global Education, LLC), the other sellers named therein and MHE Acquisition, MHE Acquisition agreed to acquire McGraw-Hill Parent’s Education Business, on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, in order to permit the consummation of the transactions contemplated by the Purchase Agreement, McGraw-Hill Parent previously completed a Plan of Reorganization (as defined in the Purchase Agreement) to separate its Education Business from its other businesses;

WHEREAS, the Education Business is comprised of two components: K-12 primary education and testing (referred to herein as the “School” component); and higher education, professional and international (referred to herein as the “Global” component);

WHEREAS, as required by MHE Acquisition’s debt financing, and as contemplated by the Purchase Agreement, MHE Acquisition desires to separate, and McGraw-Hill Parent has agreed to cooperate and use reasonable best efforts to assist MHE Acquisition in separating, the Education Business into its School and Global components; and

WHEREAS, as a result of the separation of the Global and School components, the Parties desire that certain services be provided on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Affiliate” means, with respect to any specified Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology” has the meaning set forth in Section 5.01(b).

“Business Days” shall mean all weekdays except those that are official holidays of employees of the United States government. Unless specifically stated as “Business Days,” a reference in this Agreement to “days” means calendar days.

“Capital Expenditure” means any expenditure that is approved in the annual budget of HPI and SEG or otherwise by the Steering Committee and made by either HPI or SEG to the extent in furtherance of the provision of Services under this Agreement that is required to be capitalized in accordance with United States generally accepted accounting principles, as in effect as of the date or for the period, as the case may be, implicated by the relevant provision of this Agreement.

“Change of Control Transaction” has the meaning set forth in Section 10.03(b).

“Collections Separation Process” has the meaning set forth in Exhibit B

“Collections Separation Term” has the meaning set forth in Section 4.04.

“Collections Services” shall mean all services provided, or caused to be provided, by HPI or its Subsidiaries to SEG or its Subsidiaries pursuant to Exhibit B.

“Compensation Disbursement Separation Process” has the meaning set forth in Section 4.02(a).

“Compensation Disbursement Separation Term” has the meaning set forth in Section 4.02(b).

“Compensation Disbursement and Related Payroll Services” has the meaning set forth in Section 4.02(b).

“Confidential Information” has the meaning set forth in Section 13.03(a).

“Covered Costs” means HPI’s and/or its Subsidiaries’ all-in cost of providing the applicable Service, which may include fully-fringed employee costs, reasonable allocation of direct and indirect corporate and related overhead and other, similar costs, in each case as determined in the good faith, reasonable commercial judgment of HPI. In the case of services provided directly or indirectly by third-party service providers, the actual cost charged by such third-party provider shall also constitute Covered Costs.

“disclosing party” has the meaning set forth in Section 13.03(a).

“Education Business” means “Business” as defined in the Purchase Agreement.

“Effective Date” shall mean the closing date under the Purchase Agreement.

“Estimated Monthly Payment” has the meaning set forth in Section 5.04(a).

“Event of Default” has the meaning set forth in Section 10.01.

“Excess Payment Amount” has the meaning set forth in Section 5.05.

“Global FL Credit Agreement” means the First Lien Credit Agreement, dated as of March 22, 2013, as amended, restated, supplemented or otherwise modified from time to time, among McGraw-Hill Global Education Intermediate Holdings, LLC, a Delaware limited liability company, Global Holdings, the lenders party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the lenders.

“HPI” has the meaning set forth in the preamble.

“HPI Collection Accounts” has the meaning set forth in Exhibit B hereto.

“HPI Customers” has the meaning set forth in Exhibit B hereto.

“HPI Lenders” shall mean the lenders party to the Global FL Credit Agreement from time to time.

“including” shall mean including without limitation.

“Initial Ongoing Services Term” has the meaning set forth in Section 2.01.

“Interim Service Term” has the meaning set forth in Section 2.02.

“Interim Services” means the Compensation Disbursement and Related Payroll Services, Non-Compensation Disbursement Services and Collections Services.

“McGraw-Hill Parent” has the meaning set forth in the recitals.

“MHE Acquisition” has the meaning set forth in the preamble.

“MHE Parents” has the meaning set forth in the preamble.

“MHE US Holdings” has the meaning set forth in the preamble.

“Non-Compensation Disbursement Separation Process” has the meaning set forth in Section 4.03(b).

“Non-Compensation Disbursement Separation Term” has the meaning set forth in Section 4.03(c).

“Non-Compensation Disbursement Services” has the meaning set forth in Section 4.03(c).

“non-disclosing party” has the meaning set forth in Section 13.05(a).

“Ongoing Services” means the Shared Services and the Sales-Related Services.

“Ongoing Services Term” has the meaning set forth in Section 2.01.

“Party” has the meaning set forth in the preamble.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, joint venture or other entity.

“Primary Party” has the meaning set forth in the preamble.

“Provider” means HPI or SEG, as applicable, with respect to such Primary Party’s provision of a particular Service.

“Purchase Agreement” has the meaning set forth in the recitals.

“Quarterly True-Up Statement” is defined in Section 5.05.

“Recipient” means HPI or SEG, as applicable, with respect to such Primary Party’s receipt of a particular Service.

“Representatives” has the meaning set forth in Section 13.03(a).

“Sales-Related Services” has the meaning set forth in Section 3.03(a).

“SEG” has the meaning set forth in the preamble.

“SEG ABL Credit Agreement” means the Asset-Based Revolving Credit Agreement, dated as of March 22, 2013, as amended, restated, supplemented or otherwise modified from time to time, among McGraw-Hill School Education Intermediate Holdings, LLC, a Delaware limited liability company, School Holdings, the lenders party thereto from time to time, and Bank of Montreal, as administrative agent for the lenders, as amended, restated, supplemented or otherwise modified from time to time.

“SEG Allocated Capital Expenditure Cost” has the meaning set forth in Section 5.01(c).

“SEG Customers” has the meaning set forth in Exhibit B hereto.

“SEG Employees” has the meaning set forth in Section 4.02(b).

“SEG Lenders” shall mean the lenders party to the SEG ABL Credit Agreement from time to time.

“Service Taxes” has the meaning set forth in Section 9.03.

“Services” is defined in Section 4.01.

“Shared Services” has the meaning set forth in Section 3.02.

“Shortfall Payment Amount” has the meaning set forth in Section 5.05.

“Steering Committee” is defined in Section 6.01.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and between McGraw-Hill Parent and MHE Acquisition.

“Transferred Lockbox” has the meaning set forth in Exhibit B hereto.

ARTICLE II

TERM

2.01 Ongoing Services Term. The term of the Ongoing Services shall commence upon the Effective Date and shall continue for one (1) year from the Effective Date (the “Initial Ongoing Services Term”) and any renewal terms as provided in the following sentence, unless otherwise terminated in accordance with Article XI (the “Ongoing Services Term”). Upon the expiration of the Initial Ongoing Services Term, the Initial Ongoing Services Term shall automatically renew for successive renewal terms of one (1) year each unless HPI or SEG provides written notice to the contrary to the other Primary Party at least ninety (90) days prior to the expiration of the Initial Ongoing Services Term (or any such anniversary, as applicable).

2.02 Interim Services Term. The term of each Interim Service shall be the time period specified in Article IV for that particular Interim Service (any such term, an “Interim Service Term”).

ARTICLE III

ONGOING SERVICES

3.01 Ongoing Services Appointment. During the Ongoing Services Term, SEG hereby engages HPI to provide, and HPI hereby accepts such appointment and undertakes to, or to cause one or more of its Subsidiaries or third party service providers to, provide to SEG and its Subsidiaries, the Ongoing Services as set forth in this Article III as from time to time may be added to or deleted therefrom pursuant to the terms of this Agreement. The Covered Costs incurred by HPI and/or its Subsidiaries (including, for the avoidance of doubt, costs of third-party service providers) in the provision of the Ongoing Services shall be allocated to, and repaid by, SEG in accordance with Article V.

3.02 Shared Services. During the Ongoing Services Term, HPI shall, or shall cause one or more of its Subsidiaries or third-party service providers to, provide to SEG and its Subsidiaries those corporate and other shared services set forth under the heading “Description” on Exhibit A hereto (the “Shared Services”) at a cost equal to 100% of the Covered Costs incurred by or on behalf of HPI in connection with the provision of such Shared Services. At the election of HPI, the Shared Services may be provided all or in part by either of the MHE Parents.

3.03 International Distribution, Republishing and Cross-Selling Services.

(a) Existing Agreements. For the avoidance of doubt, from and after the Effective Date, the terms of any and all then-existing agreements providing for international distribution, republishing and cross-selling services (collectively, “Sales-Related Services”) between or among HPI and/or its Subsidiaries, on the one hand, and SEG and/or its Subsidiaries, on the other hand, shall remain in force and effect, and the parties thereto shall continue to comply with the terms thereof (as may be amended, supplemented, or modified from time to time, in each case, on an arms’-length basis or in a manner that is otherwise fair to each of HPI and/or its Subsidiaries, on the one hand, and SEG and/or its Subsidiaries, on the other hand).

(b) During the Ongoing Services Term, at SEG’s request, HPI may (but shall have no obligation to), or may (but shall have no obligation to) cause one or more of its Subsidiaries or third-party service providers to, provide to SEG and its Subsidiaries Sales-Related Services and other similar services at a cost equal to 100% of the Covered Costs incurred by or on behalf of HPI in connection with the provision of such Sales-Related Services and/or similar services.

(c) At SEG’s request, HPI shall, or shall cause one or more of its Subsidiaries to, provide services relating to the negotiation, execution, administration and oversight of agreements relating to Sales-Related Services and similar commercial agreements that may be desired by and/or entered into by SEG and/or its Subsidiaries with third parties from time to time, at a cost equal to 100% of the Covered Costs incurred by or on behalf of HPI in connection with the provision of such service.

(d) New Agreements. For the avoidance of doubt, from and after the Effective Date, HPI and/or its Subsidiaries, on the one hand, and SEG and/or its Subsidiaries, on the other hand, may from time to time negotiate, enter into and perform one or more new agreements (separate and apart from any Services to be provided pursuant to this Agreement) in respect of (i) Sales-Related Services and/or (ii) other marketing or business development services; provided, that, any such new agreement shall be on arms’-length terms or shall otherwise be fair to each of HPI and/or its Subsidiaries, on the one hand, and SEG and/or its Subsidiaries, on the other hand.

3.04 Cooperation in Connection with the Reverse Transition Services Agreement. HPI and its Subsidiaries, on the one hand, and SEG and its Subsidiaries, on the other hand, shall cooperate with MHE Acquisition as reasonably requested by MHE Acquisition to allow for the provision of services to McGraw-Hill Parent and otherwise pursuant to the Transition Services Agreement.

3.05 HPI and/or SEG Services for MHE Parents. From time to time during the Ongoing Services Term, (i) HPI and/or SEG and/or any of their respective Subsidiaries may agree to provide certain services (including the type of Services described herein) to either or both of the MHE Parents and (ii) either or both of the MHE Parents may agree to provide certain services (including the type of Services described herein) to HPI and/or SEG and/or any of their respective Subsidiaries. Any such service agreed to be provided pursuant to clause (i) or (ii) above shall be provided (a) at 100% of the Covered Cost incurred by or on behalf of the Party providing such service and (b) in accordance with the other provisions of this Agreement (e.g., determination and payment, service quality, indemnification, termination, etc.), mutatis mutandis.

ARTICLE IV

INTERIM SERVICES

4.01 Interim Services Appointment. During the applicable Interim Service Term, SEG hereby engages HPI to provide, and HPI hereby accepts such appointment and undertakes to, or to cause one or more of its Subsidiaries or third party service providers to, provide to SEG and its Subsidiaries, the Interim Services as from time to time may be added to or deleted therefrom pursuant to the terms of this Agreement (collectively, the “Interim Services”, and together with the Ongoing Services, the “Services”).

4.02 Compensation Disbursement and Related Payroll Services.

(a) HPI and SEG shall, and shall cause their respective Subsidiaries to, cooperate with each other and use commercially reasonable efforts to effect the separation of their respective payroll systems, including by cooperating in respect of the same with applicable third-party service providers (the “Compensation Disbursement Separation Process”).

(b) Until the Compensation Disbursement Separation Process has been completed (the “Compensation Disbursement Separation Term”), HPI shall, or shall cause one or more of its Subsidiaries or third-party service providers to, (i) calculate the applicable periodic salary owing and payable to each employee of SEG and/or its Subsidiaries (collectively, “SEG Employees”) in accordance with the respective compensation levels notified by SEG to HPI in connection with such periodic payroll date, (ii) disburse, or cause the disbursement of, from one or more disbursement accounts of SEG and/or its Subsidiaries, the respective amount of aggregate salary payments owing pursuant to the foregoing clause (i) and (iii) manage and/or administer such additional compensation and payroll services in respect of each SEG Employee as are reasonably related thereto (the “Compensation Disbursement and Related Payroll Services”).

(c) Any Compensation Disbursement and Related Payroll Service shall be provided at a cost equal to 100% of the Covered Costs incurred by or on behalf of HPI in connection with the provision of such Compensation Disbursement and Related Payroll Service.

(d) For the avoidance of doubt, neither HPI nor any of its Subsidiaries shall have any obligation during the Compensation Disbursement Separation Term to effect any payment of compensation to any SEG Employee using funds belonging to HPI or its Subsidiaries.

4.03 Non-Compensation Disbursement Services.

(a) HPI and SEG shall, and shall cause their respective Subsidiaries to, cooperate with each other and use commercially reasonable efforts to effect the separation of their respective disbursement functions, including by cooperating in respect of the same with applicable third-party service providers.

(b) To effect the separation of their respective disbursement functions, HPI and SEG shall intend to achieve (A) one hundred percent (100%) direct disbursement from the appropriate HPI or SEG account of all (i) costs of sales (including manufacturing and author royalty charges) that are properly charged to such account and (ii) prepublication expenses, including product development expenses, that are properly charged to such account and (B) (x) one hundred percent (100%) direct disbursement from the appropriate HPI or SEG account of all other expenses, including expenses related to information technology, infrastructure, rent, customer service and warehousing, financial support and other corporate support functions, where identifiable and properly chargeable to such account or (y) as provided under Article V (the “Non-Compensation Disbursement Separation Process”).

(c) Until the Non-Compensation Disbursement Separation Process has been completed (the “Non-Compensation Disbursement Separation Term”), HPI shall, or shall cause one or more of its Subsidiaries to, (i) provide for the interim disbursement of any costs or expenses of SEG or its Subsidiaries identified by or on behalf of SEG to HPI (the “Non-Compensation Disbursement Services”) and (ii) invoice SEG on the fifth (5th) and twenty-fifth (25th) day of each calendar month for (a) any and all such disbursements made by HPI or its Subsidiaries on behalf of SEG and its Subsidiaries and (b) 100% of the Covered Costs incurred by or on behalf of HPI in connection with the provision of such Non-Compensation Disbursement Service. SEG shall reimburse HPI in full within five (5) Business Days following SEG’s receipt of each such invoice.

4.04 Collections Services. Until the Collections Separation Process (as defined in Exhibit B) has been completed (the “Collections Separation Term”), HPI and SEG shall, and shall cause their respective Subsidiaries to, cooperate with each other and use commercially reasonable efforts to effect the separation of their respective collections processes substantially in the manner set forth in Exhibit B hereto, including with respect to (i) lockbox and collection accounts, (ii) credit card receipts, (iii) international rights and royalties and (iv) ACH client direct debit.

ARTICLE V

COST ALLOCATION

5.01 Allocation Formula. The Covered Costs of the provision of all Shared Services shall be allocated as follows:

(a) To the extent one hundred percent (100%) of any Covered Cost is demonstrably attributable to or for the benefit of HPI or SEG, one hundred percent (100%) of such Covered Cost shall be allocated to HPI or SEG, as applicable.

(b) All other portions of any Covered Cost that cannot be allocated pursuant to clause (a) of this Section 5.01 shall be allocated in accordance with the applicable allocation methodology set forth opposite the applicable Shared Service in Exhibit A hereto (collectively, the “Allocation Methodology”).

(c) With respect to any Capital Expenditure related to any of the Shared Services, (a) HPI shall bear the initial cost of such Capital Expenditure and (b) the cost of such Capital Expenditure shall be allocated between HPI and SEG based on the Allocation Methodology for the Shared Service for which the asset underlying such Capital Expenditure was intended to support. The aggregate cost that is allocated to SEG pursuant to the preceding sentence shall be referred to as the “SEG Allocated Capital Expenditure Cost”.

5.02 Allocation Methodology Evaluation. No less often than annually, the Steering Committee shall meet to evaluate and determine whether the Allocation Methodologies then in existence accurately and equitably reflects the performance and use of Services by HPI or SEG. The Steering Committee shall evaluate the Services being performed and used and shall determine whether the Allocation Methodologies then in existence require adjustment and, upon a determination that an adjustment is required, shall have the authority to and shall effect such adjustment. Each of HPI and SEG shall cooperate with the Steering Committee in the aforementioned process, including making appropriate personnel and materials available to the Steering Committee. In the event that either HPI or SEG disagrees with the Allocation Methodologies determined by the Steering Committee, the dispute resolution procedures set forth in Article XIII shall apply.

5.03 Non-Cash Cost Allocation. Any Covered Costs that are non-cash costs or expenses shall be allocated to HPI and SEG for financial statement purposes only, without any corresponding cash reimbursement required, in accordance with U.S. generally accepted accounting principles and based on the otherwise applicable Allocation Methodology. All other Covered Costs that are non-cash costs or expenses shall be allocated in accordance with clause (a) of Section 5.01.

5.04 Monthly Estimate Statements.

(a) Prior to the first day of each month during the term of the applicable Service, HPI shall (i) estimate (or calculate, as applicable) the Covered Costs of Services to be provided for such month, which shall be based upon an annual budget of HPI and SEG as previously agreed upon by HPI and SEG (the “Estimated Monthly Payment”) and (ii) prepare and issue invoices for such Estimated Monthly Payment to be paid by SEG, which invoices shall be delivered on the first day of each month (or as promptly as practicable thereafter). Not later than five (5) Business Days following delivery of an invoice for the Estimated Monthly Payment, SEG shall promptly pay the Estimated Monthly Payment to, or as directed by, HPI. SEG may elect to cause all or any portion of the Estimated Monthly Payment to be satisfied by one or more of its Subsidiaries.

(b) With respect to any Capital Expenditure, HPI shall invoice SEG for twenty five percent (25%) of the SEG Allocated Capital Expenditure Cost for such Capital Expenditure plus, at HPI’s election, twenty five percent (25%) of any Covered Costs incurred by HPI as a result of this invoice process upon each of the 3-month, 6-month, 9-month and 12-month anniversary of the date that HPI initially made such Capital Expenditure. SEG shall, or shall cause one or more of its Subsidiaries to, reimburse HPI in full within five (5) Business Says following SEG’s receipt of each such invoice.

5.05 Quarterly True-Up Statements. Within forty (40) days following the end of each calendar quarter during the term of the applicable Service, HPI shall furnish SEG with a written statement that includes reasonable supporting detail comparing the aggregate Estimated Monthly Payments previously invoiced to and paid by SEG for such prior quarter with the actual Covered Costs allocable to SEG (based on the applicable Allocation Methodology) for all Services provided to SEG or its Subsidiaries for such prior quarter (the “Quarterly True-Up Statement”). If the aggregate Estimated Monthly Payments previously invoiced to and paid by SEG for such prior quarter are greater than the actual costs allocable to SEG (based on the applicable Allocation Methodology) for all Services provided to SEG or its Subsidiaries for such prior quarter (an “Excess Payment Amount”), SEG shall be entitled to receive the benefit of such Excess Payment Amount in accordance with Section 5.06(b). If the aggregate Estimated Monthly Payments previously invoiced to and paid by SEG for such prior quarter are less than the actual costs allocable to SEG (based on the applicable Allocation Methodology) for all Services provided to SEG or its Subsidiaries for such prior quarter (a “Shortfall Payment Amount”), HPI shall be entitled to receive the benefit of such Shortfall Payment Amount in accordance with Section 5.06(b).

5.06 Determination and Payment.

(a) Unless written objection to any Quarterly True-Up Statement is received by HPI from SEG within ten (10) days of HPI’s delivery of such Quarterly True-Up Statement, such Quarterly True-Up Statement shall be final and binding. In the event SEG provides timely notice that it disputes all or any portion of any Quarterly True-Up Statement, the dispute resolution procedures set forth in Article XIII shall govern the resolution of such dispute.

(b) The undisputed portion of any Excess Payment Amount or Shortfall Payment Amount shall be accounted for in the Monthly Estimate Statement for the calendar month immediately following the last month covered by such Quarterly True-Up Statement by (i) increasing the amount otherwise owing and payable thereunder, in the case of any Shortfall Payment Amount under such Quarterly True-Up Statement or (ii) reducing the amount otherwise owing and payable thereunder, in the case of any Excess Payment Amount under such Quarterly True-Up Statement, in each case on a dollar-for-dollar basis.

ARTICLE VI

SERVICE MANAGEMENT

6.01 Steering Committee. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, HPI and SEG shall establish a “Steering Committee” consisting of at least one executive officer from each of HPI and SEG and whereby each of HPI and SEG is equally represented (provided that the chairman of the Steering Committee shall in all cases be deemed a representative of both HPI and SEG for purposes of determining equal representation on the Steering Committee). The initial Steering Committee representatives shall be Patrick Milano, who shall also serve as the initial chairman of the Steering Committee, David Kraut, the divisional financial representative of HPI, and Martijn Tel, the divisional financial representative of SEG. The Steering Committee representatives shall meet at least quarterly (or more frequently if needed or reasonably requested by a representative) during the Ongoing Services Term to determine the Services to be provided and the payments to be made pursuant to this Agreement. Such determination with respect to the Services to be provided shall include the scope, manner, level, and place or places where such Services shall be provided. If the members of the Steering Committee are unable (whether by majority vote or in such other manner as the members of the Steering Committee decide) to determine whether a Service is to be provided, or the scope, manner, level and place or places at which such Service shall be provided, such Service shall not be provided until such time as the members of the Steering Committee determine the relevant matters. The Steering Committee representative(s) for SEG or HPI, as the case may be, shall stay reasonably apprised of the activities of the employees, agents and contractors of SEG or HPI, as the case may be, who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services.

6.02 Additional Services. SEG may, from time to time, request additional services that are not set forth in this Agreement. HPI and SEG agree to negotiate in good faith the terms and conditions by which HPI would be willing to perform such additional services, if at all.

6.03 Changes to Services.

(a) HPI and SEG may mutually agree to modify the terms and conditions of HPI’s performance of any Service in order to reflect new procedures, processes or other methods of providing such Service. HPI and SEG shall negotiate in good faith the terms and conditions upon which HPI would be willing to implement such change, if at all.

(b) HPI may make: (i) changes to the process of performing a particular Service that do not adversely affect the benefits to SEG of HPI’s provision or quality of such Service in any material respect or increase SEG’s allocated Covered Cost for such Service; (ii) emergency changes in the manner in which a particular Service is provided on a temporary and short-term basis; and/or (iii) changes to a particular Service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of SEG.

6.04 Service Quality. HPI shall, and shall cause its Subsidiaries to, perform the Services for SEG (i) with reasonable care and skill, (ii) in a manner and quality and with a standard of care and scope that are consistent in all material respects with HPI’s and such Subsidiaries’ current practice in performing the Services for SEG and its Subsidiaries and (iii) on a priority basis that is not materially lower in the aggregate than with respect to any similar services that are provided to HPI or any of its Affiliates. HPI shall use commercially reasonable efforts to provide the Services to SEG and its Subsidiaries throughout the Ongoing Services Term and each Interim Service Term without material interruption. HPI shall, and shall instruct and use commercially reasonable efforts to cause its Affiliates, representatives, contractors, invitees and licensees to, comply in all material respects with all applicable laws, rules, regulations and orders of any federal, state, county, city, local, supranational or foreign governmental, administrative or regulatory authority, agency or body.

6.05 Return of Cash and/or Other Assets. Throughout the Ongoing Services Term and any Interim Service Term, if HPI and/or its Subsidiaries, on the one hand, or SEG and/or its Subsidiaries, on the other hand, receives cash and/or any other asset that constitutes property belonging to the other, such Primary Party shall promptly return such cash and/or other asset to the appropriate Primary Party.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.01 Representations and Warranties of HPI. HPI represents and warrants that:

(a) it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, that HPI has full corporate power and authority to enter into this Agreement and perform its obligations hereunder;

(b) the execution, delivery and performance by HPI of this Agreement have been duly authorized by all necessary action on the part of HPI and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of HPI, enforceable in accordance with its terms; and

(c) the execution and delivery by HPI of this Agreement does not, and the provision of Services by HPI contemplated hereby will not (with or without the giving of notice or the lapse of time or both), contravene, conflict with or result in a breach or violation of, or a default under, (i) HPI’s certificate of formation or limited liability company agreement or (ii) material any contract, agreement or instrument by which HPI is bound.

7.02 Representations and Warranties of SEG. SEG represents and warrants that:

(a) it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, that SEG has full corporate power and authority to enter into this Agreement and perform its obligations hereunder;

(b) the execution, delivery and performance by SEG of this Agreement have been duly authorized by all necessary corporate action on the part of SEG and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of SEG, enforceable in accordance with its terms; and

(c) the execution and delivery by SEG of this Agreement does not, and the provision of Services by SEG contemplated hereby will not (with or without the giving of notice or the lapse of time or both), contravene, conflict with or result in a breach or violation of, or a default under, (i) SEG’s certificate of formation or limited liability company agreement or (ii) material any contract, agreement or instrument by which SEG is bound.

ARTICLE VIII

INDEMNITY

8.01 Indemnity by Recipient. Any Recipient of a Service shall indemnify, defend and hold harmless the Provider of such Service, its Affiliates, Subsidiaries and its and their respective officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with the Provider’s and/or its Subsidiaries’ provision of such Service to such Recipient and/or its Subsidiaries, except to the extent caused by the gross negligence or willful misconduct of the Provider.

8.02 Procedure. The Provider shall promptly provide the Recipient with written notice of any claim, action or demand for which indemnity is claimed. The Recipient shall be entitled to control the defense of any such claim, action or demand; provided, that the Provider may participate in any such claim, action or demand with counsel of its choice at its own expense; and provided, further, that the Recipient shall not settle any claim, action or demand without the prior written consent of the Provider, such consent not to be unreasonably withheld or delayed. IF the Recipient so requests, the Provider shall reasonably cooperate in the defense of such claim, action or demand at the Recipient’s expense.

8.03 Limitation on Indemnity. Notwithstanding anything contained herein to the contrary, in no event shall any Recipient, its Affiliates and/or its or their respective directors, officers, employees, representatives or agents be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure.

ARTICLE IX

COVENANTS AND OTHER AGREEMENTS

9.01 Certain Intellectual Property Matters. If, in connection with its provision of the Services, either Primary Party provides, or provides access to, the other Primary Party and/or its Affiliates any intellectual property owned by such Primary Party, it shall grant the other Primary Party, during the Ongoing Services Term, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid up license to such intellectual property, solely to the extent necessary to receive the Services in accordance with this Agreement. To the extent that either Primary Party provides, or provides access to, the other Primary Party and/or its Affiliates any intellectual property not owned by such Primary Party or its Affiliates such Primary Party shall grant to the other Primary Party and/or its Affiliates, during the term of the Agreement, a non-

exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid-up sublicense to such intellectual property, solely to the extent necessary to provide or receive the Services in accordance with this Agreement; provided that any other Primary Party’s and its Affiliates’ access to, use of and rights for such third-party intellectual property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such intellectual property, which terms and conditions were disclosed or otherwise made available to such Primary Party by the other Primary Party. Upon the termination or expiration of any element or sub-element of the Service pursuant to this Agreement, the license or sublicense, as applicable, to the relevant intellectual property provided in connection with that element or sub-element will automatically terminate; provided, however, that all licenses and sublicenses granted under this Agreement shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. Notwithstanding the foregoing, to the extent the treatment of intellectual property between HPI and SEG is addressed pursuant to the terms of an existing intercompany agreement, the terms of such existing intercompany agreement (as the same may be amended, supplemented or modified in accordance with the terms thereof), and not the foregoing, shall apply.

9.02 Network Access and Security.

(a) All interconnectivity by HPI to the computing systems and/or networks of SEG, and all attempts at such interconnectivity, shall be only through the security gate-ways/firewalls of the Primary Parties or through such other security means as used by HPI to provide services to SEG immediately prior to the Effective Date; provided, that, during the Ongoing Services Term, SEG may transition any such computing systems and/or networks to such security gateways/firewalls as determined by SEG, and, subject to the limitations set forth below, HPI shall provide commercially reasonable cooperation to SEG in connection with such transition; provided that SEG shall reimburse HPI in full for its reasonable costs or expenses incurred in relation to such cooperation.

(b) Neither Primary Party shall access, and the Primary Parties shall take reasonable actions designed to prevent unauthorized Persons to access, the computing systems and/or networks of the other Primary Party without the other Primary Party’s express written authorization or except as otherwise authorized or reasonably required by the other Primary Party pursuant to this Agreement, and any such actual or attempted access shall be consistent with any such authorization or this Agreement.

(c) The Primary Parties shall use commercially reasonable efforts to maintain, and update pursuant to a commercially reasonable schedule, and more frequently in response to specific threats that become known from time to time, a virus detection/scanning program in connection with the connectivity by SEG to HPI computing systems and/or networks, which shall be consistent in all material respects with that used by such Primary Parties immediately prior to the Effective Date.

(d) HPI shall use commercially reasonable efforts to maintain a prudent security program, consistent in all material respects with that used by HPI immediately prior to the Effective Date, including appropriate physical, electronic and procedural safeguards, designed to (i) maintain the security and confidentiality of HPI’s systems and confidential information of SEG on HPI’s systems, (ii) protect against any threats or hazards to the security or integrity of HPI’s systems, including the confidential, non-public and proprietary information of SEG on HPI’s systems, and (iii) prevent unauthorized access to or use of HPI’s systems, including the confidential, non-public and proprietary information of SEG on HPI’s systems. SEG shall comply with all physical, electronic, and procedural security policies and procedures maintained by HPI pursuant to this Agreement that have been made available by HPI to SEG.

9.03 Taxes. All applicable sales, use, value added, GST, transfer, receipts, consumption or other similar taxes chargeable on the Services (not including, for the absence of doubt, any sales, use, value added, GST, transfer, receipts, consumption or other similar taxes payable by HPI with respect to goods or services used or consumed by HPI in connection with providing the Services and representing a cost to HPI of providing the Services to SEG thereunder, which cost is included in the cost charged to SEG in respect of the services provided thereunder), together with any interest, penalties or amounts imposed with respect thereto (“Service Taxes”), regardless of whether such Service Taxes are added retroactively or subsequently imposed in connection with any tax audit, claim, assessment or other tax proceeding, shall be payable (x) by HPI in the event that such Service Taxes relate to services provided by a third party (and HPI shall be entitled to any recovery or credit in relation to) or (y) in accordance with the applicable existing intercompany agreement (as the same may be amended, supplemented or modified in accordance with the terms thereof).

ARTICLE X

DEFAULT

10.01 Definition. The occurrence of any one or more of the following events which is not cured within the time permitted shall constitute a default under this Agreement (hereinafter referred to as an “Event of Default”) as to the Provider or Recipient, as the case may be, failing in the performance or effecting the breaching act.

10.02 Provider Default. An “Event of Default” shall exist with respect to the Provider if the Provider shall fail to perform or comply with, in any material respect, any of the covenants, agreements, terms or conditions contained in this Agreement applicable to the Provider and such failure shall continue for a period of thirty (30) days after written notice thereof from the Recipient to the Provider specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if the Provider fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days after the initial delivery of written notice from the Recipient with respect to such failure.

10.03 Recipient Default.

(a) An “Event of Default” shall exist with respect to the Recipient if the Recipient shall (i), unless subject to a good faith dispute, fail to make any monetary payment required under this Agreement on or before the due date recited therein and such failure continues for thirty (30) Business Days after written notice from the Provider specifying such failure, (ii) fail to perform or comply with, in any material respect, any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to the Recipient and such failure shall continue for a period of thirty (30) days after written notice thereof from the Provider to the Recipient specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if the Recipient fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter or (iii) consummate a Change of Control Transaction (provided that this subclause (iii) shall only apply if the applicable Recipient is SEG and/or its Subsidiaries).

(b) A “Change of Control Transaction” shall mean any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (i) any person or group, except AP Georgia Holdings, LP, Georgia Holdings, Inc. or any of their respective Affiliates, acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding equity of SEG or (ii) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of SEG and its Subsidiaries to any person or group (including any liquidation, dissolution or winding up of the affairs of SEG, or any other distribution made, in connection therewith), except AP Georgia Holdings, LP, Georgia Holdings, Inc. or any of their respective Affiliates.

10.04 Bankruptcy

An Event of Default shall exist with respect to any Party if such Party:

(a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property;

(b) makes a general assignment for the benefit of creditors;

(c) is adjudicated bankrupt or insolvent; or

(d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

10.05 Reorganization/Receiver. An Event of Default shall exist with respect to any Party if an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of such Party or any of its

Subsidiaries or appointing a receiver, trustee or liquidator of any Party or any of its Subsidiaries of all or a substantial part of any of the assets of such Party or any of its Subsidiaries and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

10.06 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting Party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

ARTICLE XI

TERMINATION

11.01 Terminating Events. This Agreement shall terminate with respect to any or all Services at the written election of the non-defaulting Party upon the occurrence of an Event of Default under this Agreement when the time to cure has lapsed.

11.02 Termination for Convenience. Any Recipient may terminate its receipt of any Service for its convenience, without cause, by giving the Provider written notice not less than thirty (30) days prior to the effective date of such termination.

11.03 Effect of Termination. Notwithstanding anything herein to the contrary, this Section 11.03 and Section 11.04, and Article XIV (other than Section 14.08) shall survive any termination of this Agreement. Unless subject to a good faith dispute hereunder, within fifteen (15) days after the termination of this Agreement, the Recipient shall pay the Provider all accrued and unpaid amounts due under this Agreement.

11.04 Transition Assistance. At the request of SEG, upon a termination or non-renewal of this Agreement, HPI shall provide reasonable assistance to SEG necessary to transfer the applicable Services provided hereunder to SEG or SEG’s designated third party provider. SEG shall pay HPI all of its reasonable costs for providing such transition assistance without mark-up, but including reasonable allocated overhead. In no event shall HPI be required to provide transition assistance for more than 180 days (subject to one successive renewal for an additional 180 day period at the election of SEG) after termination.

ARTICLE XII

NOTICES

All notices provided for in this Agreement or related to this Agreement, which either HPI or SEG desires to serve on the other, shall be in writing and shall be considered delivered upon receipt. Any and all notices or other papers or instruments related to this Agreement shall be sent by:

(a) by United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed;

(b) by a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid; or

(c) a nationally recognized overnight delivery service;

provided for receipted delivery, addressed as follows:

HPI:

McGraw-Hill Global Education Holdings, LLC

Attention: David Kraut — Vice President, Assistant Secretary & Treasurer

2 Penn Plaza, 12th floor

New York, NY 10121

Phone: 212-904-3423

Email: david_kraut@mcgraw-hill.com

SEG:

McGraw-Hill School Education Holdings, LLC

Attention: David B. Stafford — Vice President & Assistant Secretary

2 Penn Plaza, 12th floor

New York, NY 10121

Phone: (212) 904-3914

Email: david_stafford@mcgraw-hill.com

Either HPI or SEG may change the address or name of addressee applicable to subsequent notices (including copies of said notices as hereinafter provided) or instruments or other papers to be served upon or delivered to the other Primary Party, by giving notice to the other Primary Party as aforesaid; provided, that notice of such change shall not be effective until the fifth (5th) day after mailing or facsimile transmission.

ARTICLE XIII

DISPUTE RESOLUTION

13.01 Resolution Procedure. Each of HPI and SEG agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the Primary Parties or as provided for in this Article XIII.

13.02 Exchange of Written Statements. In the event of a dispute under this Agreement, either SEG or HPI may give a notice to the other requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each of HPI and SEG shall submit to the other a written statement setting forth such Primary Party’s description of the dispute and of the respective positions of the Primary Parties on such dispute and such Primary Party’s recommended resolution and the reasons why such Primary Party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a Primary Party pursuant thereto may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

13.03 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. Any such meeting may be conducted by teleconference.

13.04 Determination of Steering Committee. Not later than thirty (30) days after the commencement of good-faith negotiations, if the Steering Committee renders an agreed resolution on the matter in dispute, then both SEG and HPI shall be bound thereby. If the Steering Committee has not resolved the matter in dispute within thirty (30) days after the commencement of good-faith negotiations, either SEG or HPI may submit the dispute to any federal court in the State of Delaware in accordance with the terms of the Governing Law and Consent to Jurisdiction provisions of this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.01 Assignment. This Agreement shall not be assigned or transferred by any Party without the prior written consent of the other Parties; provided, however, this Agreement may be collaterally assigned without any such prior written consent to either the HPI Lenders or SEG Lenders as the case may be. Notwithstanding the foregoing, (i) HPI shall have the right to delegate or subcontract its obligations under this Agreement, including, to any Subsidiary or third party service provider; provided that any such delegation or subcontracting shall not relieve HPI of its obligations under this Agreement and (ii) SEG shall have the right to cause any Services provided hereunder to be provided to any of SEG’s Subsidiaries in SEG’s sole discretion.

14.02 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning, and not strictly for or against any Party. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing the same to be drafted.

14.03 Confidentiality.

(a) SEG’s materials and/or information that may be provided to HPI in connection with this Agreement and HPI’s materials and/or information provided to SEG in connection with this Agreement are proprietary trade secrets and confidential information (“Confidential Information”) of SEG and HPI, respectively. Each Primary Party (a “non-disclosing party”) agrees not to (i) disclose Confidential Information of the other Primary Party (a “disclosing party”) to any third party other than its Affiliates and such Affiliates’ officers, directors, employees, partners, members, agents and advisors (including without limitations attorneys, accountants, consultants, bankers and financial advisors (collectively “Representatives”) who need to know such information in connection with this Agreement and who are bound to keep it confidential or (ii) use Confidential Information except as necessary to perform its obligations under this Agreement, in either case without the express written consent of the disclosing party. Further, each Primary Party shall be responsible for any breaches of the confidentiality provisions of this Agreement by its Representatives. Promptly upon the written request of a Primary Party (except as may be required to be maintained by law, regulation or professional standard), all Confidential Information of such Primary Party shall be returned or destroyed and SEG shall terminate and shall cause its employees, agents and Representatives to terminate all access to any and all HPI computer systems; provided, however, that each Primary Party may keep archival copies of any Confidential Information for legal and compliance purposes as to comply with any bona fide records retention policy. These confidentiality provisions shall survive the expiration or earlier termination of this Agreement.

(b) “Confidential Information” shall not be deemed to include, and neither Primary Party shall have any confidentiality obligations with respect to, any information which (i) was known by the non-disclosing party or its Representatives on a non-confidential basis at the time disclosed by the disclosing party; (ii) was known or becomes known by the public without any violation by the non-disclosing party or its Representatives; (iii) is disclosed lawfully to the non-disclosing party by another Person; (iv) is developed independently by the non-disclosing party without reference to the other party’s Confidential Information; or (v) is required by law or court order to be dis-closed by the non-disclosing party; provided that to the extent permitted by law the non-disclosing party notifies the disclosing party of such requirement and cooperates with the disclosing party at the disclosing party’s sole expense as the disclosing party may reasonably request to resist such disclosure.

14.04 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to its choice of law provisions.

14.05 Severability. Should any portion of this Agreement be declared invalid or unenforceable, then such portion shall be deemed to be severed from this Agreement and shall not affect the remainder thereof.

14.06 Attorneys’ Fees. Should any Party institute an action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing Party shall be entitled to receive from the other Parties all costs of the action or proceeding and reasonable attorneys’ fees.

14.07 Entire Agreement. This Agreement covers in full each and every agreement of every kind or nature whatsoever between the parties hereto concerning this Agreement, and all preliminary negotiations and agreements, whether verbal or written, of whatsoever kind or nature are merged herein. No oral agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding.

14.08 Counterparts. This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when all parties hereto have executed this Agreement, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

14.09 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of force majeure. The Party claiming the benefit of such provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other Party of the nature, extent and expected duration of any such force majeure condition and (ii) use its reasonable best efforts to remove any such causes and resume performance under this Agreement as soon as feasible. SEG shall not be required to pay for any suspended Services during which such Services are not being provided to SEG. HPI agrees that if it experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any Service by reason of force majeure and is unable to fulfill SEG’s requirements for such Services, HPI shall treat SEG no less favorably than any other similarly situated business in the allocation by HPI between such businesses and SEG of such affected Service and in a manner consistent with past practice. If HPI’s performance of any Services is suspended or rendered impractical by reason of force majeure for a period in excess of thirty (30) days, then SEG shall have the right to terminate this Agreement with respect to such Services immediately upon written notice to HPI.

14.10 No Warranties. HPI and its Subsidiaries shall use their best efforts to render the Services contemplated by this Agreement in good faith to SEG and its Subsidiaries, but hereby explicitly disclaims any and all warranties, express or implied, except to the extent expressly provided herein.

14.11 Headings. Headings or captions have been inserted for convenience of reference only and are not to be construed or considered to be a part hereof and shall not in an way modify, restrict or amend any of the terms or provisions hereof.

14.12 Waiver. The waiver by any Party of any default or breach of any of the provisions, covenants or conditions herein of the part of any of the other Parties to be kept and performed shall not be a waiver of any preceding or subsequent breach or any other provisions, covenants or conditions contained herein.

14.13 Consent to Jurisdiction. Each Party shall irrevocably submit to the jurisdiction of any federal court in the State of Delaware (or, solely if such courts decline jurisdiction, in any state court located in the State of Delaware) any action arising out of or relating to this Agreement, and shall irrevocably agree that all claims in respect of such action may be heard and determined in such court. Each Party shall irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action. The Parties shall further agree, (A) to the extent permitted by law, that final and unappealable judgment against either of them in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (B) that service of process upon such party in any action or proceeding shall be effective if notice is given in accordance with the terms of this Agreement.

14.14 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

14.15 Third Party Beneficiaries. None of the obligations hereunder of any Party shall run to or be enforceable by any Person other than the Parties and their respective successors and assigns in accordance with the provisions of this Agreement.

14.16 Amendments. This Agreement may be changed or modified only by an agreement in writing signed by all of the Parties, and no oral understandings shall be binding as between or among the Parties.

14.17 No Right of Set-Off. Other than as set forth in this Agreement, no Party shall have any right to set-off or offset any obligation or payment due to any other Party pursuant to the terms of this Agreement against any obligation or payment due or owing to such Party pursuant to the terms of this Agreement.

*****

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed and delivered as of the day and year first above written.

HPI

McGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC

By:	/s/ David Kraut
Name: David Kraut Title: Vice President, Assistant Secretary & Treasurer

[SIGNATURE PAGE TO THE SERVICES AGREEMENT]

SEG

McGRAW-HILL SCHOOL EDUCATION HOLDINGS, LLC

By:	/s/ David Kraut
Name: David Kraut Title: Vice President, Assistant Secretary & Treasurer

[SIGNATURE PAGE TO THE SERVICES AGREEMENT]

MHE ACQUISITION

MHE ACQUISITION, LLC

By:	/s/ David Kraut
Name: David Kraut Title: Vice President & Assistant Secretary

[SIGNATURE PAGE TO THE SERVICES AGREEMENT]

MHE US HOLDINGS

MHE US HOLDINGS, LLC

By:	/s/ David Kraut
Name: David Kraut Title: Vice President & Assistant Secretary

[SIGNATURE PAGE TO THE SERVICES AGREEMENT]

Exhibit A

Shared Services

Department	Description	Allocation Methodology
GO&I	Global Operations and Infrastructure (GO&I) Department maintains and supports the technology infrastructure for worldwide business activities, which has been outsourced to ATOS. The services also include maintenance and support of voice and data networks, physical hosting of business applications, maintenance of physical data centers and support of employee email/internet connections.	Allocated based on relative headcount or infrastructure consumption.
GPMS	Global Procurement and Manufacturing Services (GPMS) Department is responsible for sourcing and managing suppliers, vendors and related operations for manufacturing and general commodities purchasing, work flow control, cost reduction and optimization of resources.	Manufacturing Procurement and Prepress Services: Allocated based on (a) direct support or (b) relative consumption. General Commodities Purchasing: Allocated based on relative consumption.
Accounting Services	Accounting Services Department oversees credit and collections, accounts payable, T&E, royalties, inventory, prepublication accounting, and general accounting, general ledger and financial reporting.	Allocated based on relative revenue contribution or direct support.

Department	Description	Allocation Methodology
Human Resources	Human Resources Department supports talent management, Human Resources Operations, compensation and benefits, talent acquisition, learning and development and compliance and diversity. Cost include existing outsourcing agreements with third party service providers.	Allocated based on relative headcount or direct support.
Tax	Tax Department provides global tax planning and tax filing services.	Allocated based on relative revenue contribution or direct support.
Treasury, Risk & Insurance	Treasury, Risk & Insurance Department manages cash, borrowing, FX and retirement plan investments; Insurance coverage for key executives, general liability and errors and omissions; Risk management and procurement of insurance coverage and services.	Allocated based on relative revenue contribution.
Legal (Internal)	Legal (Internal) Department manages licensing, IP, antitrust, employment law, corporate and securities law, consultation, litigation, information technology, and e-commerce law, mergers and acquisitions and real estate law.	Allocated based on relative revenue contribution.
Security	Security Department manages executive protection, crisis management, internal and external investigations, corporate identification cards and building security at key locations.	Allocated based on relative revenue contribution.
Audit	Audit Department manages internal and external audits.	Allocated based on relative revenue contribution.

Department	Description	Allocation Methodology
Controller	Controller Department manages consolidated financial reporting and accounting controls.	Allocated based on relative revenue contribution.
Corporate Affairs	Corporate Affairs Department manages philanthropic activities.	Allocated based on relative revenue contribution.
Investor Relations and Executive	Investor Relations and Executive Department manages Board of Directors expenses and other incentives, Apollo fees.	Allocated based on relative revenue contribution.
Rent and Real Estate Admin	Rent and Real Estate Admin Department manages rent and support services for facilities.	Allocated based on relative occupancy.
DST	Distribution and Customer Services (DST) Department consists of customer support operations fulfillment, distribution, logistics and customer service.	Allocated based on relative revenue contribution and relative consumption.
GTS	Global Technology Services’ (GTS) Department is the main technology support function of the company with primary responsibilities to develop and maintain applications, coordinate with GO&I, manage partner relationships and support the architecture behind customer-facing digital platforms.	Allocated based on relative revenue contribution and direct consumption.
Communications and Marketing	Communications and Marketing Department manages education-related conventions and exhibits and internal and external communications.	Allocated based on relative revenue contribution.

Department	Description	Allocation Methodology
Legal (Third Party)	Legal (Third Party) Department manages expenses related to outside legal resources for franchise related matters.	Allocated based on relative revenue contribution or direct consumption.
Financial Analysis and Planning	Financial Analysis and Planning Department provides financial planning services.	Allocated based on relative revenue contribution.
President	President Department oversees the business, strategy and operations of the CEO and staff.	Allocated based on relative revenue contribution.
Operational Excellence	Operational Excellence Department is the business process improvement team that focuses on process re-engineering, cost reduction, and revenue improvement opportunities.	Allocated based on relative revenue contribution.
New Ventures and R&D	New Ventures and R&D Business Development Department oversees support for all businesses.	Allocated based on relative revenue contribution or relative consumption.
CC&P	Contracts, copyrights and permissions (CC&P) Department manages royalty contract administration, copyright compliance and permissions.	Allocated based on relative copyrights and permissions contribution.
CDO	Digital Products Group (DPG) is headed by the Chief Digital Officer (CDO) and develops and maintains digital product technology.	Allocated based on relative revenue contribution.

Exhibit B

Collections Separation Process

1.	HPI shall, or shall cause one or more of its Subsidiaries or third-party service providers to, provide SEG those services necessary or reasonably requested by SEG (including, among other things, all software reprogramming, testing, coordination with the depository banks, coordination with credit card providers and coordination with customers) that HPI or its Subsidiaries perform or are capable of performing for themselves to establish invoicing and deposit accounts for the receipt of funds from customers of SEG and its Subsidiaries (“SEG Customers”) that are separate from the invoicing and deposit accounts for the receipt of funds from customers of HPI and its Subsidiaries (“HPI Customers”) in a manner that is reasonably acceptable to both SEG and HPI (the process by which such separation occurs being referred to herein as the “Collections Separation Process”). SEG, HPI and their respective Subsidiaries shall cooperate with each other and use commercially reasonable efforts to implement and complete the Collections Separation Process as promptly as practicable but in any event within the time period required by Section 5.11 of the SEG ABL Credit Agreement to the extent applicable.

2.	To facilitate the Collections Separation Process (and to the extent consistent therewith), (a) HPI shall continue to accept funds remitted by SEG Customers to lockboxes and deposit accounts owned by HPI and its Subsidiaries (“HPI Collection Accounts”) consistent with past practices, to be processed as provided below, and (b) one of the HPI Collection Account lockboxes may be transferred to SEG (the “Transferred Lockbox”), in which case SEG shall continue to accept funds remitted by HPI Customers to the Transferred Lockbox consistent with past practices, to be processed as provided below.

3.	With respect to funds remitted to the HPI Collection Accounts (other than the Transferred Lockbox), HPI shall (a) use commercially reasonable efforts to identify and apply such funds to a specific HPI or SEG customer invoice within two (2) Business Days after receipt of such funds or as soon thereafter as reasonably practicable, and (b) deposit all such funds that are identified and applied to a specific SEG customer invoice into a concentration account designated by SEG from time to time as soon as reasonably practicable but in any event within two (2) Business Days following such identification and application to the extent so required by Section 5.11 of the SEG ABL Credit Agreement.

4.	HPI and its Subsidiaries shall treat any funds remitted by any SEG Customers to any HPI Collection Account as funds received by HPI and its Subsidiaries, as agent on behalf of SEG and its Subsidiaries, and that HPI and its Subsidiaries shall collect and remit those funds to SEG and its Subsidiaries in accordance with this Exhibit B.

5.	With respect to funds remitted to the Transferred Lockbox, SEG shall (and HPI shall provide SEG with those services necessary or reasonably requested by SEG that HPI or its Subsidiaries perform or are capable of performing for themselves to enable SEG to) (a) use commercially reasonable efforts to identify and apply such funds to a specific HPI or SEG customer invoice within two (2) Business Days after receipt of such funds or as soon thereafter as reasonably practicable, and (b) deposit all such funds that are identified and applied to a specific HPI customer invoice into a concentration account designated by HPI from time to time as soon as reasonably practicable.

6.	SEG and its Subsidiaries shall treat any funds remitted by any HPI Customers to the Transferred Lockbox as funds received by SEG and its Subsidiaries, as agent on behalf HPI and its Subsidiaries, and that SEG and its Subsidiaries shall collect and remit those funds to HPI and its Subsidiaries in accordance with this Exhibit B.